Exhibit 99.1

BioSpecifics Announces Positive Opinion by CHMP for
XIAPEX®for the Treatment of Peyronie’s Disease

LYNBROOK, NY – December 22, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion for the use of XIAPEX for the treatment of adult men with Peyronie’s disease with a palpable plaque and a curvature deformity of at least 30 degrees at the start of therapy.

“The CHMP positive opinion is a very important milestone for XIAPEX and we look forward to a final decision by the EMA,” stated Thomas L. Wegman, President of BioSpecifics. “We hope to be able to expand upon the commercial success we’ve seen in the U.S. into markets in the EU where Peyronie’s disease is known to be particularly prevalent. We expect that the final approval will be welcome news for patients that suffer from this deforming condition.”

XIAPEX is approved in the EU for the treatment of Dupuytren’s contracture in adult patients with a palpable cord. Swedish Orphan Biovitrum AB is the Marketing Authorization Holder for XIAPEX in 28 EU member countries, as well as Norway and Iceland, and holds the exclusive rights from BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. to commercialize XIAPEX for Dupuytren’s contracture and Peyronie’s disease indications subject to applicable regulatory approvals.

The use of XIAPEX in men with Peyronie’s disease is supported by positive safety and efficacy outcome data from two double-blind placebo-controlled studies, IMPRESS I and II (The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies).

About Peyronie's Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Peyronie's disease typically affects males between 40-70 years of age. Frequent patient complaints include increased pain, painful erections, palpable plaque, penile deformity and erectile dysfunction. Significant psychological distress has also been noted in patients. The prevalence of Peyronie's disease in adult men has been reported to be approximately 5%, but the disease is thought to be underdiagnosed and undertreated.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium) for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. Auxilium has the following partnerships outside the U.S. for XIAFLEX in Dupuytren’s contracture and Peyronie’s disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing the development of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite and canine lipoma. BioSpecifics is currently managing the development of CCH for the treatment of human lipoma and uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the final decision of the EMA for the use of XIAPEX for the treatment of Peyronie’s disease, the expansion into markets in the EU, timing for final approval, and patient acceptance. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; the Auxilium acquisition by Endo International Plc; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com